                                                                 Exhibit a(5)(v)

PRESS RELEASE

FOR IMMEDIATE RELEASE:

                 STEEL PARTNERS II EXTENDS BAIRNCO TENDER OFFER
                          TO FRIDAY, SEPTEMBER 8, 2006
                            AND ANNOUNCES EXPIRATION
                       OF HART-SCOTT-RODINO WAITING PERIOD

         New York,  NY - August 10, 2006 -- Steel  Partners II, L.P.  ("Steel"),
which has  commenced a cash  tender  offer to  purchase  all of the  outstanding shares of  Bairnco  Corporation  (NYSE:BZ;  "Bairnco")  for  $12.00  per  share, announced  today that it has extended its $12.00 per share cash tender offer for all of the common stock of Bairnco not already  owned by it or its  subsidiaries to 5:00 P.M., New York City time, on Friday, September 8, 2006. The tender offer was  previously  set to expire at 5:00 P.M.,  New York City time,  on Wednesday,
August 9,  2006.  As of the close of  business  on  August 9,  2006,  a total of
2,075,995  shares had been tendered in and not withdrawn  from the offer,  which together  with the  shares  owned by Steel and its  subsidiaries  (including  BZ
Acquisition Corp.), represents approximately 44% of the total shares outstanding of Bairnco.

         Steel also announced  today that the required  waiting period under the
Hart-Scott-Rodino  Antitrust  Improvements Act of 1976, as amended, with respect to its cash tender offer has expired.

Important Information Regarding the Tender Offer

BZ Acquisition Corp., a wholly-owned subsidiary of Steel, has commenced a tender offer to purchase all of the outstanding  shares of common stock (and associated preferred  stock  purchase  rights) of  Bairnco at $12.00 per share,  net to the seller in cash, without interest.  The offer is currently scheduled to expire at
5:00 P.M., New York City time, on Friday, September 8, 2006, unless the offer is extended.

MacKenzie  Partners,  Inc. is the Information Agent for the tender offer and any questions  or requests  for the Offer to Purchase  and  related  materials  with respect to the tender offer may be directed to MacKenzie Partners, Inc.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY  BAIRNCO'S  COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO
PURCHASE  AND  RELATED  MATERIALS  THAT STEEL HAS FILED (AND WILL FILE) WITH THE
SECURITIES AND EXCHANGE  COMMISSION.  STOCKHOLDERS  SHOULD READ THESE  MATERIALS
CAREFULLY  BECAUSE THEY CONTAIN IMPORTANT  INFORMATION,  INCLUDING THE TERMS AND
CONDITIONS  OF THE OFFER.  STOCKHOLDERS  MAY OBTAIN  THE OFFER TO  PURCHASE  AND
RELATED  MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE AT
WWW.SEC.GOV OR FROM STEEL BY CONTACTING  MACKENZIE  PARTNERS,  INC. TOLL-FREE AT
(800)    322-2885   OR   COLLECT   AT   (212)   929-5500   OR   VIA   EMAIL   AT
TENDEROFFER@MACKENZIEPARTNERS.COM.

Any  forward-looking  statements  contained in this release are made pursuant to the safe harbor  provisions of the Private  Securities  Litigation Reform Act of
1995.  Forward-looking  statements are inherently  subject to a variety of risks and  uncertainties  that could cause actual  results to differ  materially  from those  projected.  These risks and  uncertainties  include,  among  others:  the willingness of Bairnco  stockholders  to tender their shares in the tender offer and the  number  and  timing of shares  tendered;  the  receipt  of third  party consents to the extent  required for the  acquisition;  and  satisfaction of the various  closing  conditions.  Other  important  factors that could cause actual results to differ materially are included but are not limited to those listed in
Bairnco's periodic reports and registration statements filed with the Securities and Exchange  Commission.  Steel undertakes no obligation to update  information contained in this release.